Exhibit 10.24

July 15, 2009

Mr. David R. Milligan
Senior Vice President
West Bank
1601 22nd Street
West Des Moines, IA 50266

Re:	Employment as Interim Chief Executive Officer of West Bancorporation, Inc.

Dear David:

On behalf of the Board of Directors of West Bancorporation, Inc. (the “Company”), I am pleased to offer you employment with the Company as its Interim Chief Executive Officer.

1.  Your employment by the Company will commence July 15, 2009 (the “Effective Date”).

2.  As Interim Chief Executive Officer, you will report to the Board of Directors of the Company (the “Board”), and perform the duties customarily associated with such position, including such specific duties as the Board may from time to time assign to you. You will be expected to perform faithfully and loyally and to the best of your abilities the duties assigned to you and to devote your full business time, attention and effort to the affairs of the Company and its subsidiaries, and use your reasonable best efforts to promote the interests of the Company and its subsidiaries.

3.  Your base salary will be paid, in accordance with the Company’s regular payroll practices, at an annual rate of $250,000 (less any withholdings and deductions required by law or authorized by you).

4.  You will be entitled to those employee benefits and perquisites which the Company from time to time generally makes available to its executive officers (“Benefits”).  The Company reserves the right to modify, amend, suspend, or terminate any or all such employee benefit plans and policies at any time.  At the time you cease to be an employee of West Bancorporation, Inc. or West Bank, you shall be entitled to the same retiree health insurance benefit that you had before you rejoined West Bank as an employee in March 2009.

5.  You will be reimbursed for all proper and reasonable expenses incurred by you in the performance of your duties in accordance with the policies of the Company.

6.  Your employment by the Company will terminate following the appointment by the Board of a new Chief Executive Officer, and at the request of the Board you will be expected to cooperate in the transition of your duties and responsibilities to the new Chief Executive Officer.

7.  Subject to the approval of the Company’s Board of Directors, you will be appointed to serve on the Executive Committee of the Board.  Subject to the approval of the West Bank Board of Directors, you will be appointed to serve as Chairman and Chief Executive Officer of West Bank.

8.  From and after the Effective Date and through and including the date that is one year after the effective date of your termination of employment, you will not do any of the following, directly or indirectly, without the prior written consent of the Board:

(a)
directly or indirectly (whether as owner, stockholder, director, officer, employee, principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, or otherwise carry on a business in competition with the business conducted by the Company or any subsidiary of the Company; or

(b)
directly or indirectly attempt to induce any employee of the Company or a subsidiary of the Company to terminate or abandon his or her employment for any purpose whatsoever or any attempt directly or indirectly to solicit the trade or business of any current customer, supplier or partner of the Company; or

(c)
directly or indirectly engage in any activity which is contrary, inimical or harmful to the interests of the Company, including but not limited to (i) violations of Company policies or (ii) disclosure or misuse of any confidential information or trade secrets of the Company or a subsidiary of the Company.

You acknowledge that any breach of this Section will result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. You agree, therefore, that, in addition to any other remedy the Company may have, the Company will be entitled to seek both preliminary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages and/or the posting of a bond.

9.  During your employment with the Company as Interim Chief Executive Officer, you will not earn any fees for your service on the Board. You may engage in charitable, civic or community activities and, with the prior approval of the Board, may serve as a director of any other business corporation, provided that such activities or service does not interfere with your duties to the Company or violate the terms of any of the covenants contained in this letter agreement.

10.  This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

11.  No provision of this letter agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by you and by a member of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by you or the Company to insist upon strict compliance with any provision of this letter agreement or to assert any right which you or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this letter agreement.

12.  The interpretation, construction and performance of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Iowa without regard to the principle of conflicts of laws. The invalidity or enforceability of any provision of this letter agreement shall not affect the validity or enforceability of any of the other provisions of this letter agreement, which other provisions shall remain in full force and effect.

13.  Please note that the purpose of this letter is merely to describe the terms of your employment. This letter does not create any contract for or right to continued employment for any specific period of time. Your employment with the Company at all times will be “at will.” This means that either you or the Company may end your employment at any time for any or no reason by providing written notice of termination.

The Board is deeply appreciative of your agreement to serve in this interim position. To indicate your acceptance, please sign this letter in the space below and return it to me.

Very truly yours,

/s/ Jack Wahlig
Jack Wahlig
Chairman, Board of Directors
West Bancorporation, Inc.

AGREED TO AND ACCEPTED BY:

/s/ David R. Milligan
David R. Milligan
Dated:  July 15, 2009